UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 27, 2025

Knightscope, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-41248	46-2482575
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1070 Terra Bella Avenue

Mountain View, California 94043

(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: (650) 924-1025

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.001 per share	KSCP	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry Into a Material Definitive Agreement.

On March 27, 2025, Knightscope, Inc. (the “Company”) entered into a securities purchase agreement (the “Purchase Agreement”) with a certain institutional investor (the “Investor”), pursuant to which the Company agreed to issue and sell in a registered direct offering (the “Offering”) 625,000 shares (the “Shares”) of the Company’s Class A common stock, par value $0.001 per share, at a purchase price of $2.75 per share. The gross proceeds to the Company from the Offering were approximately $1.7 million before deducting placement agent fees and other offering expenses payable by the Company.

The Shares were offered by the Company pursuant to an effective shelf registration statement on Form S-3 (File No. 333-269493) which was filed with the Securities and Exchange Commission (the “SEC”) on February 1, 2023, and declared effective by the SEC on February 8, 2023, and related base prospectus and a prospectus supplement dated March 27, 2025, thereunder.

The Offering closed on March 31, 2025. The Company currently plans to use the net proceeds from the Offering for working capital and general corporate purposes.

The Purchase Agreement includes customary representations, warranties and covenants by the Company and the Investor. Additionally, the Company has agreed to provide the Investor with customary indemnification under the Purchase Agreement. Pursuant to the terms of the Purchase Agreement, the Company has agreed to certain restrictions on the issuance and sale of its Common Stock or Common Stock Equivalents (as defined in the Purchase Agreement) during the 60-day period following the closing of the Offering, and not to issue any Common Stock or Common Stock Equivalents in a Variable Rate Transaction (as defined in the Purchase Agreement) for 6 months from the date of closing of the Offering, subject to certain exceptions as contained therein.

On March 24, 2025, the Company entered into an engagement letter with H.C. Wainwright & Co., LLC (the “Placement Agent”), pursuant to which the Placement Agent agreed to serve as the exclusive placement agent for the Company, on a reasonable best efforts basis, in connection with the Offering. Pursuant to the engagement letter, the Company has agreed to pay the Placement Agent an aggregate cash fee equal to 6.0% of the gross proceeds received in the Offering and an aggregate of $65,950 for fees and expenses of its legal counsel and other out-of-pocket expenses, including clearing expenses.

The foregoing description of the Purchase Agreement is not complete and is qualified in its entirety by reference to the full text of the form of Purchase Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on form 8-K and is incorporated by reference herein.

The legal opinion and consent of Haynes and Boone, LLP relating to the validity of the Shares is filed as Exhibit 5.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01	Other Events.

On March 28, 2025, the Company issued a press release announcing that it had priced the Offering. The full text of the press release is attached hereto as Exhibits 99.1 to this Current Report on Form 8-K, and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description

5.1	Opinion of Haynes and Boone, LLP
10.1	Form of Securities Purchase Agreement
23.1	Consent of Haynes and Boone, LLP (included in Exhibit 5.1)
99.1	Press Release dated March 28, 2025
104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

knightscope, INC.

Date: March 31, 2025	By:	/s/ William Santana Li
	Name:	William Santana Li
	Title:	Chief Executive Officer and President